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                                 AMENDMENT NO. 2
                               TO RIGHTS AGREEMENT
                          OF RENTAL SERVICE CORPORATION


         THIS AMENDMENT NO. 2, dated as of June 28, 1999 (this "Amendment"), to the Rights Agreement, dated as of April 16, 1999 (the "Rights Agreement"), as amended by the Amendment, dated as of June 9, 1999 between RENTAL SERVICE CORPORATION, a Delaware corporation (the "Company"), and CHASEMELLON SHAREHOLDER SERVICES, L.L.C. (the "Rights Agent").

         The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof. All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Agreement by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

         The Company, Atlas Copco North America, Inc., a Delaware corporation ("Parent") and Pandion Acquisition Corp. (the "Subsidiary") have entered into an Agreement and Plan of Merger dated as of June 28, 1999.

         In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

         1. The second sentence of Section 1.1 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

              "Notwithstanding anything in this Agreement to the contrary, no Person who is or shall become the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding shall be an "Acquiring Person" solely as the result of any one or more of the following: (i) an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 10% or more of the Common Shares of the Company then outstanding or
         (ii) the acquisition by Parent or any Affiliate of Parent of Beneficial Ownership of Common Shares of the Company pursuant to the Offer (as defined in the Agreement and Plan of Merger dated as of June 28, 1999 by and among Atlas Copco North America, Inc., a Delaware corporation, Pandion Acquisition Corp. and the Company (the "Plan of Merger")), or pursuant to the Merger (as defined in the Plan of Merger), in each case in accordance with the terms of the Plan of Merger, as the same may from time to time be amended."

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         2.   Section 3.1 of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

              "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Plan of Merger or (ii) the making or acceptance for payment of Common Shares pursuant to the Offer or the consummation of the Merger or the other transactions contemplated thereby, in each case in accordance with the terms of the Plan of Merger, as the same may from time to time be amended."

         3. Section 13.1 of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

              "Notwithstanding anything in this Agreement to the contrary, a transaction of the kind referred to in this Section 13.1 shall not be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Plan of Merger or (ii) the making or acceptance for payment of Common Shares pursuant to the Offer or the consummation of the Merger or the other transactions contemplated thereby, in each case in accordance with the terms of the Plan of Merger, as the same may from time to time be amended."

         4. Notwithstanding the terms of Section 7.1 to the contrary, the Expiration Date established by clause (iii) thereof shall be the consummation of the Merger and no earlier.

         5. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

         6. The Rights Agreement, as amended by this Amendment, and each Right Certificate issued under the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; except that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

         7. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         8. This Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.


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         9.   Except as expressly set forth herein, this Amendment to the
Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.


                                       RENTAL SERVICE CORPORATION


                                       By:  /s/ Robert M. Wilson
                                           ----------------------------------
                                           Title: Executive Vice President,
                                                  Chief Financial Officer,
                                                  Secretary and Treasurer


                                       CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


                                       By:  /s/ Michael E. Dzieciolowski
                                           ----------------------------------
                                           Title: Assistant Vice President